EXHIBIT 3.1.2

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

STAKTEK HOLDINGS, INC.

Staktek Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.    That this corporation was originally incorporated on May 9, 2003 under the name Staktek Holdings, Inc., pursuant to the DGCL.

2.    Pursuant to Sections 228, 242 and 245 of the DGCL, this Amended and Restated Certificate of Incorporation was duly adopted and restates and integrates and further amends the provisions of the certificate of incorporation of this corporation as currently in effect.

3.    The text of the certificate of incorporation of this corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the corporation is Staktek Holdings, Inc.

ARTICLE II

The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the corporation’s registered agent at such address is the Corporation Trust Company.

ARTICLE III

The nature of the business and purpose to be conducted or promoted by the corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of capital stock of all classes which the corporation shall have authority to issue is 205,000,000 shares of which (a) 5,000,000 shares shall be preferred stock, par value $.001 per share (“Preferred Stock”), and (b) 200,000,000 shares shall be common stock, par value $.001 per share (“Common Stock”). Of the five million (5,000,000) shares of Preferred Stock that the corporation shall have authority to issue, 171.01449 shall be designated Redeemable Preferred Stock and shall have the rights, preferences, privileges and limitation as set forth on Exhibit A attached hereto. Effective upon the filing of this Amended and Restated Certificate of Incorporation, each outstanding share of Common Stock shall automatically convert into and represent              (            ) shares of Common Stock.

The number of authorized shares of any class of capital stock of the corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding Common Stock of the corporation, without the approval of the holders of the Preferred Stock, or of any series thereof, unless the approval of any such holders is required pursuant to the certificate or certificates establishing any series of Preferred Stock. Notwithstanding the foregoing, subject to the rights of the holders of any series of Preferred Stock then outstanding, following the closing of a transaction or series of transactions as a result of which Austin Ventures VII, L.P., Austin Ventures VIII, L.P. and their respective affiliates cease to beneficially hold or control, in the aggregate, at least thirty percent (30%) of the outstanding voting equity securities of the corporation (a “Reduction in Voting Power”), the affirmative vote of the holders of at least two-thirds (2/3) of the shares of capital stock issued and outstanding and entitled to vote thereon, voting together as a single class, shall be required to increase or decrease (but not below the number of shares thereof then outstanding) the number of authorized shares of any class of capital stock of the corporation.

Except as otherwise restricted by this Certificate of Incorporation, the corporation is authorized to issue, from time to time, all or any portion of the capital stock of the corporation which may have been authorized but not issued, to such person or persons and for such lawful consideration as it may deem appropriate, and generally in its absolute discretion to determine the terms and manner of any disposition of such authorized but unissued capital stock. Any and all such shares issued for which the full consideration has been paid or delivered shall be deemed fully paid shares of capital stock, and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon.

Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. Subject to the provisions hereof and the limitations prescribed by law, the Board of Directors is hereby vested with the authority and is expressly authorized, prior to issuance, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series and, if and to the extent from time to time required by law, by filing a certificate pursuant to the Delaware General Corporation Law (or other law hereafter in effect relating to the same or substantially similar subject matter), to establish or change the number of shares to be included in each such series and to fix the designation and relative powers, preferences and rights and the qualifications and limitations or restrictions thereof relating to the shares of each such series. The vested authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination of the following:

1.    the distinctive serial designation of such series and the number of shares constituting such series;

2.    the annual dividend rate, if any, on shares of such series and the preferences, if any, over any other series (or of any other series over such series) with respect to dividends, and whether dividends shall be cumulative and, if so, from which date or dates;

3.    whether the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon and after which such shares shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

4.    the obligation, if any, of the corporation to purchase or redeem shares of such series pursuant to a sinking fund or purchase fund and, if so, the terms of such obligation;

5.    whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes or any stock of any series of the same class or any other class or classes or any evidences of indebtedness and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

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6.    whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights, including, without limitation, whether such shares shall have the right to vote with the Common Stock on issues on an equal, greater or lesser basis;

7.    the rights of the shares of such series in the event of a voluntary or involuntary liquidation, dissolution, winding up or distribution of assets of the corporation;

8.    whether the shares of such series shall be entitled to the benefit of conditions and restrictions upon (i) the creation of indebtedness of the corporation or any subsidiary, (ii) the issuance of any additional stock (including additional shares of such series or of any other series) or (iii) the payment of dividends or the making of other distributions on the purchase, redemption or other acquisition by the corporation or any subsidiary of any outstanding stock of the corporation; and

9.    any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to any such series.

Except where otherwise set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Stock, the number of shares comprising such series may be increased (but not above the total number of authorized shares of the class) or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors.

Subject to the rights of any outstanding shares of any series of Preferred Stock, this Certificate of Incorporation may be amended from time to time in a manner that would solely modify or change the relative powers, preferences and rights and the qualifications and limitations or restrictions of any issued shares of any series of Preferred Stock then outstanding with the only required vote or consent for approval of such amendment being the affirmative vote or consent of the holders of a majority of the outstanding shares of the series of Preferred Stock so affected provided that the powers, preferences and rights and the qualification and limitations or restrictions of such series after giving effect to such amendment are no greater than the powers, preferences and rights and the qualifications and limitations or restrictions permitted to be fixed and determined by the Board of Directors with respect to the establishment of any new series of shares of Preferred Stock pursuant to the authority vested in the Board of Directors by this Article IV. Approval of any such amendment by the holders of the Common Stock shall not be required and any such amendment shall be deemed not to have affected the holders of the Common Stock adversely.

Subject to any rights of the holders of the Preferred Stock, and except as may be expressly provided with respect to the Preferred Stock herein, by law or by the Board of Directors pursuant to this Article IV:

1.    dividends may be declared and paid or set apart for payment upon Common Stock out of any assets or funds of the corporation legally available for the payment of dividends and may be payable in cash, stock or otherwise when, if and as declared by the Board of Directors;

2.    the holders of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters requiring stockholder action, each share being entitled to one vote and shall not be entitled to cumulative voting; and

3.    upon the voluntary or involuntary liquidation, dissolution or winding up of the corporation, after the payment or provision for payment of all debts and liabilities of the corporation and all preferential amounts to which the holders of Preferred Stock are entitled with respect to the

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distribution of assets or payment of monies, the net assets of the corporation shall be distributed pro rata to the holders of Common Stock in accordance with their respective rights and interests.

ARTICLE V

The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Bylaws of the corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation. Election of directors need not be by written ballot, unless the Bylaws so provide.

ARTICLE VI

Any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of stockholders of the corporation and may not be effected by any consent in writing by such stockholders.

ARTICLE VII

The Board of Directors is authorized to make, adopt, amend, alter or repeal the Bylaws of the corporation. The stockholders shall also have power to make, adopt, amend, alter or repeal the Bylaws of the corporation as set forth therein.

ARTICLE VIII

A director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is hereafter amended to further reduce or to authorize, with the approval of this corporation’s stockholders, further reductions in the liability of this corporation’s directors for breach of fiduciary duty, then a director of this corporation shall not be liable for any such breach to the fullest extent permitted by the DGCL as so amended.

This corporation shall, to the fullest extent permitted by the DGCL, as it may be amended and supplemented from time to time, indemnify each director and officer whom it shall have power to indemnify under such law against any expenses, liabilities, or other matters referred to in or covered by the DGCL. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of or increase the liability of any director of this corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification. Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII, shall

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eliminate or reduce the effect of this Article VIII, in respect of any matter occurring, or any cause of action, suit, claim or proceeding that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision. If the General Corporation Law of the State of Delaware hereafter is amended to authorize further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of the State of Delaware.

ARTICLE IX

The holders of at least a majority of the shares of capital stock issued and outstanding and entitled to vote at any annual or special meeting of the stockholders, voting together as a single class at the next annual meeting or at a duly called and noticed special meeting, shall have power to adopt, amend or repeal this Amended and Restated Certificate of Incorporation including, without limitation, any amendment to increase or decrease (but not below the number of shares then outstanding) the number of authorized shares of any class of capital stock of the corporation. Notwithstanding the foregoing, subject to the rights of the holders of any series of Preferred Stock then outstanding, following the closing of a transaction or series of a transaction or series of transactions as a result of which Austin Ventures VII, L.P., Austin Ventures VIII, L.P. and their respective affiliates cease to beneficially hold or control, in the aggregate, at least thirty percent (30%) of the outstanding voting equity securities of the corporation, the affirmative vote of the holders of at least two-thirds of the shares of capital stock issued and outstanding and entitled to vote at any annual or special meeting of the stockholders, voting together as a single class at an annual meeting or at a duly called and noticed special meeting, shall be required to adopt, amend or repeal this Amended and Restated Certificate of Incorporation including, without limitation, any amendment to increase or decrease (but not below the number of shares then outstanding) the number of authorized shares of any class of capital stock of the corporation.

Signature Page Follows.

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THE UNDERSIGNED, being a duly authorized officer of this corporation, does make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this              day of                         , 2003.

James Cady

President and Chief Executive Officer

Signature Page to Amended and Restated Certificate of Incorporation

Exhibit A

Rights, Preferences, Privileges and Limitations

of

Redeemable Preferred Stock

1.    Designation; Ranking. A total of 171.01449 shares of the corporation’s Preferred Stock shall be designated as Redeemable Preferred Stock (the “Redeemable Stock”).

2.    Voting; Consents; Waivers; Amendment.

(a)    Voting Generally.    The holders of Redeemable Stock shall not be entitled to vote on any matters except to the extent otherwise required under the General Corporation Law of the State of Delaware; provided, however, that so long as shares of Redeemable Stock are outstanding, the Corporation shall not, without first having obtained the affirmative vote or written consent of the holder(s) of more than fifty percent (50%) of the then outstanding shares of Redeemable Stock:

(i)    effect any Extraordinary Transaction (as defined in Section 5(a)(ii));

(ii)    effect a recapitalization or reorganization (whether by stock split, stock exchange, stock dividend, merger or otherwise) of the corporation or any direct or indirect subsidiary in any form of transaction or series of related transactions or reclassify any of the equity securities of the corporation or any direct or indirect subsidiary;

(iii)    dissolve, liquidate, or wind up the operations of the corporation (a “Liquidation Event”) or of any direct or indirect subsidiary of the corporation;

(iv)    directly or indirectly redeem, purchase, or otherwise acquire for consideration any shares of its capital stock (or pay, set aside or make available any monies for a sinking fund or otherwise for the purchase, redemption or acquisition thereof) except for (1) the redemption of Redeemable Stock pursuant to and as provided in this Certificate, or (2) the redemption or repurchase of Common Stock issued pursuant to the corporation’s 2003 Stock Option Plan;

(v)    propose or adopt any amendment to this Certificate or Bylaws or permit the amendment of the organizational documents of any direct or indirect subsidiary or propose or adopt any certificate of designations, preferences or rights for another series of the corporation’s or any direct or indirect subsidiary’s capital stock;

(vi)    file any petition in bankruptcy or commence any insolvency, reorganization, or like proceeding;

(vii)    declare or make dividend payments or other distributions on any class of the corporation’s capital stock (or pay, set aside or make available any monies for a sinking fund or otherwise for the payment thereof);

(viii)    increase or decrease the authorized number of shares of capital stock of the corporation or any direct or indirect subsidiary (other than by redemption of the Redeemable Stock);

(ix)    authorize, create, designate or issue, or obligate itself or permit any direct or indirect subsidiary to authorize, create, designate, or issue any class or series of shares of capital stock or other rights (whether vested, unvested, contingent, or otherwise) to purchase or acquire any equity securities (whether by conversion, exchange, exercise, or otherwise) of the corporation or any direct or indirect subsidiary thereof other than (i) shares of corporation’s Common Stock representing in the aggregate not more than fifteen percent (15%) of the fully-diluted capital stock of the corporation pursuant to the corporation’s 2003 Stock Option Plan and (ii) the issuance by a subsidiary of shares of capital stock to the corporation or a wholly-owned direct or indirect subsidiary thereof; or

(x)    enter into any agreement, arrangement, undertaking, or commitment to take any of the foregoing steps or actions.

(b)    Consent; Waiver; Amendment.    A consent, waiver, or amendment in respect of any provision specified herein or the corporation’s Certificate shall be null and void unless in writing and signed by the holder(s) of more than fifty percent (50%) of the then outstanding shares of Redeemable Stock. Any consent, waiver, or amendment effected in accordance with this Section 2(b) shall be binding upon all holders of such securities.

3.    Dividends.    The holders of outstanding shares of Redeemable Stock shall be entitled to receive dividends on the Redeemable Stock in cash at the rate per annum of eight percent (8%) (the “Redeemable Dividends”). Such dividends will begin accruing on the date of issuance of the Redeemable Stock and be cumulative, to the extent unpaid, whether or not they have been declared and whether or not there are profits, surplus or other funds of the corporation legally available for the payment of dividends. Redeemable Dividends shall become due and payable with respect to any share of Redeemable Stock as provided in Section 4 and Section 5. So long as any shares of Redeemable Stock are outstanding and the Redeemable Dividends have not been paid in full: (A) no dividend whatsoever shall be paid or declared, and no distribution shall be made on any capital stock of the corporation (other than the Redeemable Stock); and (B) no shares of capital stock of the corporation (other than the Redeemable Stock) or any direct or indirect subsidiary shall be purchased, redeemed, or acquired (and no monies shall be paid into or set aside or made available for a sinking fund or otherwise for the purchase, redemption or acquisition thereof) except as permitted by Section 2(a)(iii).

4.    Liquidation.    Upon any Liquidation Event, each holder of Redeemable Stock shall be entitled to be paid out of the assets of the corporation available for the distribution to stockholders, whether such assets are capital, surplus, or earnings, and before any amount shall be paid or distributed to the holders of any other capital stock, an amount in cash equal to the sum of (a) $172,500 per share of Redeemable Stock held by such holder (adjusted appropriately for stock splits, stock dividends, recapitalizations, and the like with respect to the Redeemable Stock), plus (b) any accumulated but unpaid dividends to which such holder of outstanding shares of Redeemable Stock is entitled pursuant to Sections 3 and 5(d) (the sum of clauses (a) and (b) being referred to herein as the “Redeemable Base Liquidation Amount”), plus (c) any interest accrued pursuant to Section 5(c) to which such holder of outstanding shares of Redeemable Stock is entitled, if any (the sum of clauses (a), (b) and (c) being referred to herein as the “Redeemable Liquidation Preference Amount”); provided, however, that if, upon any Liquidation Event the amounts payable with respect to the Redeemable Liquidation Preference Amount are not paid in full, the holders of the Redeemable Stock shall share ratably in all assets available for payment in proportion to the full respective Redeemable Liquidation Preference Amount to which they are entitled.

5.    Redemption.

(a)    Redemption Events.

(i)    Lapse of Time.    Any election by the holders of Redeemable Stock to exercise such holders’ right of redemption as provided below shall be effected by providing written notice to the corporation, which shall set forth the date for such redemption that shall be at least ten (10) business days following the date of such notice. The election by the holders of more than fifty percent (50%) of the then outstanding shares of the Redeemable Stock to cause the corporation to redeem the Redeemable Stock pursuant to this Section 5(a)(i) shall be deemed to have caused all holders to redeem their Redeemable Stock.

(A)    At any time after the fourth anniversary of the date of the initial issuance of shares of Redeemable Stock, the holder(s) of more than fifty percent (50%) of the then outstanding of Redeemable Stock may require the corporation to redeem up to thirty-three percent (33%) of the outstanding shares of Redeemable Stock held by such holder at such time.

(B)    At any time after the fifth anniversary of the date of the initial issuance of shares of Redeemable Stock, the holder(s) of more than fifty percent (50%) of the then outstanding shares of Redeemable Stock may require the corporation to redeem up to sixty-six percent (66%) of the outstanding shares of Redeemable Stock held by such holder at such time.

(C)    At any time after the sixth anniversary of the date of the initial issuance of shares of Redeemable Stock, the holder(s) of more than fifty percent (50%) of the then outstanding shares of Redeemable Stock may require the corporation to redeem up to one hundred percent (100%) of the outstanding shares of Redeemable Stock held by such holder at such time.

(ii)    Upon Extraordinary Transactions.    The corporation shall redeem all (and not less than all, other than pursuant to Section 5(c) below) of the outstanding shares of Redeemable Stock upon the occurrence of an Extraordinary Transaction (as defined below). The corporation shall provide not less than ten (10) days prior written notice of any Extraordinary Transaction, which shall set the date for such redemption provided that in no event will such date be later than the date that is two (2) business days following such Extraordinary Transaction.

The following transactions shall be deemed “Extraordinary Transactions:”

(A)    a firm commitment public offering of the corporation’s securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (an “IPO”);

(B)    the sale, lease, or other disposition of (whether in one transaction or a series of related transactions) all or substantially all of the assets or business of the corporation and its direct or indirect subsidiaries;

(C)    a merger or consolidation of the corporation with or into another entity or any other transaction or series of related transactions in any such case in connection with or as a result of which the corporation is not the surviving entity or after which the holders of the voting capital stock of the corporation immediately prior to such transaction(s) hold less than fifty percent (50%) of the surviving, resulting or consolidated entity;

(D)    any purchase by any party of shares of capital stock of the corporation or any direct or indirect subsidiary of the corporation (either through a negotiated stock purchase or a tender for such shares), the effect of which is that such a party that did not beneficially own a majority of the voting power of the then outstanding shares of capital stock of the corporation or the equity interests of such subsidiary, as applicable, immediately prior to such purchase beneficially owns at least a majority of such voting power immediately after such purchase; or

(E)    the redemption or repurchase of shares representing a majority of the then outstanding shares of capital stock of the corporation.

(b)    Redemption Date; Redemption Price.    Any date upon which a redemption is to occur in accordance with Section 5(a) shall be referred to as a “Redemption Date.” The redemption price for each share of Redeemable Stock redeemed pursuant to this Section 5 shall be the per share Redeemable Liquidation Preference Amount (the “Redemption Price”). The aggregate Redemption Price in respect of shares of Redeemable Stock to be redeemed shall be payable in cash in immediately available funds on the Redemption Date. Until the aggregate Redemption Price has been paid in cash for all shares of Redeemable Stock to be redeemed as of the applicable Redemption Date: (A) no dividend whatsoever shall be paid or declared, and no distribution shall be made on any capital stock of the corporation (other than the Redeemable Stock); and (B) no shares of capital stock of the corporation (other than the Redeemable Stock) or any direct or indirect subsidiary shall be purchased, redeemed, or acquired (and no monies shall be paid into or set aside or made available for a sinking fund or otherwise for the purchase, redemption, or acquisition thereof).

(c)    Redemption Prohibited.    If, at a Redemption Date, the corporation is prohibited under the General Corporation Law of the State of Delaware from redeeming all shares of Redeemable Stock for which redemption is required hereunder, then it shall redeem such shares on a pro-rata basis among the holders of Redeemable Stock in proportion to the full respective redemption amounts to which they are entitled hereunder to the extent possible and shall redeem the remaining shares to be redeemed as soon as the corporation is not prohibited from redeeming some or all of such shares under the General Corporation Law of the State of Delaware. The shares of Redeemable Stock not redeemed shall remain outstanding and entitled to all of the rights and preferences provided in this Certificate. In the event that the corporation fails for any reason to redeem shares for which redemption is triggered pursuant to Section 5, then during the period from the applicable Redemption Date through the date on which such shares are redeemed, the applicable Redeemable Base Liquidation Amount of such shares shall bear interest at the rate of three percent (3%) per quarter, with such interest to accrue daily in arrears and to be compounded quarterly; provided, however, that in no event shall such interest rate exceed the maximum permitted rate of interest under applicable law.

(d)    Dividend After Redemption Date.    From and after the date specified for redemption in the election notice as set forth in Section 5(a) or the closing of an Extraordinary Transaction, no shares of Redeemable Stock subject to redemption shall be entitled to any further dividends pursuant to Section 3 hereof; provided, however, that in the event that shares of Redeemable Stock are unable to be redeemed and continue to be outstanding in accordance with Section 5(c), such shares shall continue to be entitled to dividends and interest thereon as provided in Sections 3 and 5(c) until the date on which such shares are actually redeemed by the corporation.

(e)    Surrender of Certificates    Upon receipt of the applicable Redemption Price by certified check or wire transfer, each holder of shares of Redeemable Stock to be redeemed shall surrender the certificate or certificates representing such shares to the corporation, duly assigned or endorsed for transfer (or accompanied by duly executed stock powers relating thereto), or shall deliver an Affidavit of Loss with respect to such certificates at the principal executive office of the corporation or the office of the transfer agent for the Redeemable Stock or such office or offices in the continental United States of an agent for redemption as may from time to time be designated by notice to the holders of Redeemable Stock, and each surrendered certificate shall be canceled and retired; provided, however, that if the holder has exercised its redemption right pursuant to Section 5(a)(i) or (ii), the holder shall not be required to surrender said certificate(s) to the corporation until said holder has received a new stock certificate for those shares of Redeemable Stock not so redeemed.

6.    No Impairment.    The corporation will not, by amendment hereof or of the Certificate or through any reorganization, recapitalizations, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action or omission, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder, but will at all times in good faith assist in the carrying out of all the provisions of the herein and in the Certificate, and in the taking of all such actions as may be necessary or appropriate to protect the rights of the holders of Redeemable Stock against impairment.

7.    Notice.    In the event that the corporation provides or is required to provide notice to any holder of Common Stock in accordance with the provisions of the Certificate and/or the corporation’s bylaws, the corporation shall at the same time provide a copy of any such notice to each holder of outstanding shares of Redeemable Stock.

8.    No Reissuance of Redeemable Stock.    No share or shares of Redeemable Stock acquired by the corporation by reason of redemption, purchase, conversion, or otherwise shall be reissued, and all such shares shall be cancelled, retired, and eliminated from the shares which the corporation shall be authorized to issue.

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